Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-186742 on Form S-8 of Caterpillar Inc. of our report dated September 26, 2013 with respect to the statement of net assets available for benefits of the Caterpillar Global Mining Legacy Savings Plan as of December 31, 2012, which report appears in the December 31, 2013 Annual Report on Form 11-K of the Caterpillar Global Mining Legacy Savings Plan.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
June 27, 2014